EXHIBIT 99.2

American Eagle Outfitters, Inc.
November 2005
Recorded Sales Commentary Transcript dated November 30, 2005

Welcome to the American Eagle Outfitters November 2005 Sales Commentary. This is Joan Hilson, Senior Vice President of Finance. During this call, I will make certain forward-looking statements, which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in the Management's Discussion and Analysis sections of our quarterly and annual reports filed with the SEC.

Total sales for the month ended November 26th, 2005, increased 6.9% to $202.4 million, compared to $189.5 million for the same month last year. Comparable store sales increased 1.7%, which compares to a 24.3% comp increase last year.

Although it was a record month, clearly, we are not satisfied with our November comp performance. Trends during the first three weeks of the month were challenging. While business strengthened in week four, we expected and planned for a greater sales lift during the final week of the month.

Looking at the components of November sales, store traffic was down through week three, but did turn positive in the fourth week, and was slightly positive for the month. Transactions per store increased in the mid single-digits. Our transaction value declined due to a low single-digit decline in units per transaction. Our average unit retail price increased in the low single-digits.

Regarding our merchandise performance, although a number of key categories had strong performance, we did not have consistency across all areas of our business.

Our women's division, which is a larger portion of sales mix, experienced a mid single-digit comp decline. Within key categories, women's sweaters underperformed. Customers responded favorably to women's denim, knit tops, intimates and outerwear, resulting in a positive comp. Our customers responded well to our men's holiday assortment, which achieved a positive low-teen comp. All key men's categories performed well, with the exception of woven shirts and sweaters.

Gift card purchases were strong, producing an average store increase in the low-twenties, demonstrating the continued strength of the AE brand. We also had a very solid performance from ae.com, our on-line shopping venue, which had a 39% increase in sales during November.

Turning to comps by week:

Week one increased in the low single-digits, compared to a low-twenty increase last year;

Week two declined in the low single-digits, compared to a high-twenty increase;

Week three also declined in the low single-digits, compared to a mid-forty comp increase; and

Week four comped in the positive mid single-digits, compared to a mid-teen comp increase last year.

By Region:

The Southeast achieved a positive mid-single digit comp. The regions in the Mid-Atlantic, the Northeast and the Southwest increased in the low single-digits. The West declined in the low single-digits and the Mid-West declined in the mid single-digits. Our Canadian stores comped in the positive low double-digits.

It is early in the quarter, with over 70% of our sales still ahead. Yet based on the current view of our business, we are revising our fourth quarter earnings expectation to 70 to 72 cents per share from our previous guidance of 73 to 75 cents per share. Keep in mind that our earnings estimates include a tax charge of approximately 2 cents related to the repatriation of foreign earnings. This compares to fourth quarter earnings from continuing operations last year of 70 cents per share.

Although November did not meet our expectations, we are encouraged by the increase in store traffic over the Thanksgiving weekend, the positive response to certain key items and categories in our assortment and the continued customer loyalty to the AE brand. Our Spring Transition assortment arrives in stores on December 24th and it is designed to capitalize on the robust after-Christmas store traffic.

Thanks very much for your interest in American Eagle Outfitters.